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                                                       Exhibit 4(d)



                       AMERICAN PRECISION INDUSTRIES INC.

                      GRANT OF RESTRICTED STOCK AND BONUS

                                       TO

                                KURT WIEDENHAUPT


                                  May 1, 1995



                 This AGREEMENT, entered into as of May 1, 1995, is by and between American Precision Industries Inc. (the "Corporation") and Kurt Wiedenhaupt (the "Executive").

                                R E C I T A L S

                 A. The Board of Directors of the Corporation has determined that the grant of restricted stock of the Corporation to the Executive under the terms of this Agreement will promote the interests of the Corporation and its stockholders by providing incentive for the Executive to remain in the service of the Corporation.

                 B. The Board of Directors has also determined that the Corporation shall pay the Executive a cash bonus in recognition of the income tax liability the Executive may incur in 1995 or in the future in connection with the stock grant or the lapse of restrictions on the stock.

                 C. The Executive has accepted the grant of restricted stock under the terms of this Agreement.

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive agree as follows:

                 1. The Corporation grants to the Executive, as of May 1, 1995 (the "Date of Grant"), 4,000 shares of the common stock, $.66 2/3 par value per share, of the Corporation (the "Restricted Shares"), subject to the terms of this Agreement.

                 2. The Executive shall indicate acceptance of the Restricted Shares subject to the terms of this Agreement by executing this Agreement and delivering it to the Secretary of the Corporation by June 9, 1995.
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                 3.       Promptly upon receipt of this Agreement executed by
the Executive, the Corporation shall issue a certificate for the Restricted Shares in the Executive's name, effective as of the Date of Grant. The Executive hereby agrees to accept the Restricted Shares for investment and not with a view to distribute them, except in compliance with applicable Federal and state securities laws. The certificate shall bear a legend stating that the shares represented by the certificate may not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, except in accordance with the terms of this Agreement.

                 4. Provided the Executive executes and delivers this Agreement to the Corporation by June 9, 1995, the Executive shall be the owner of the Restricted Shares as of the Date of Grant and shall have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote them and receive dividends and other distributions (subject to paragraph
6) paid with respect to them; provided, however that the Restricted Shares shall be subject to the restrictions set out in paragraph 7.

                 5. Promptly upon receipt of this Agreement executed by the Executive, the Corporation shall pay to the Executive a cash bonus of $35,000, subject to any federal, state, or local income tax withholding obligations the Corporation may incur with respect to the bonus payment.

                 6. If, as the result of a subdivision or consolidation of or the payment of a stock dividend on the common stock of the Corporation or any other change or exchange of the common stock of the Corporation by reason of reclassification, merger, recapitalization, or otherwise, the Executive, as owner of the Restricted Shares, is entitled to new, additional, or different securities, those securities shall be subject to the restrictions set out in paragraph 7; the term "Restricted Shares" shall include those securities and the certificate or certificates for those securities shall bear the legend described in paragraph 3.

                 7. The restrictions to which the Restricted Shares shall be subject are:

                          (a)     During the "Restricted Period" as defined
below, none of the Restricted Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of. The "Restricted Period" is the period beginning on the Date of Grant and ending on the earliest to occur of the following: (i) April 30, 2000, (ii) the death of the Executive, or (iii) the termination of the Executive's employment with the Corporation under circumstances that would, under the terms of the Executive Employment Agreement between the Corporation and the Executive or any amendment, renewal or extension of that employment agreement or any new employment agreement between the Corporation and the Executive, be considered termination (A) by the Corporation for a reason other than "cause," (B) on account of the total "disability" of the Executive, or (C) by the Executive for "good reason" following a "change in control," as such terms are, or may be, defined in such employment agreement.

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                          (b)     If the Executive's employment with the
Corporation is terminated under any circumstances other than those described under clause (ii) or (iii) of paragraph 7(a), the Executive shall forfeit the Restricted Shares on the date of the termination of his employment. In such a case, the Executive shall assign the certificate or certificates for the Restricted Shares to the Corporation as soon as practicable following the termination of his employment.

                 8. The Executive agrees on behalf of himself and the personal representative of his estate that he or his estate shall provide for the satisfaction, in a timely manner and at a time acceptable to the Corporation, of any federal, state, and local tax withholding obligations the Corporation may incur in connection with the grant of the Restricted Shares or the expiration of the Restricted Period or any other event connected to this Agreement. Notwithstanding any other provision of this Agreement, the Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of after the expiration of the Restricted Period unless the Executive or the personal representative of the Executive's estate has so provided for the satisfaction of such tax withholding obligations. The payment of dividends or other distributions with respect to the Restricted Shares before the expiration of the Restricted Period shall be subject to the satisfaction of any federal, state, or local tax withholding obligations the Corporation may incur in connection with the payment.

                 9. Neither the grant of the Restricted Shares nor any other provision of this Agreement shall give the Executive the right to be retained in the employ of the Corporation.

                 10. Compensation realized or recognized by the Executive in connection with this Agreement including, but not limited to, compensation that may be realized upon the grant of the Restricted Shares, the payment of the cash bonus, the payment of dividends or other distributions with respect to the Restricted Shares, and the expiration of the Restricted Period, shall not be considered compensation for the purposes of any employee benefit plan of the Corporation (including but not limited to any "Supplemental Plan" or "Benefit Plans," as such terms are, or may be, defined in the Executive's employment agreement with the Corporation), except as the Corporation may determine in its sole discretion. Notwithstanding the foregoing provisions of this paragraph 10, for purposes of paragraph 9(b)A. of the Executive's current Executive Employment Agreement with the Corporation, the $35,000 cash bonus shall be considered a "bonus" actually awarded during 1995 (for purposes of the third plus clause in said paragraph 9(b)A.) and the value of the Restricted Shares shall be deemed to be $35,000 and shall be considered as a "bonus" awarded in 1995 but not paid at that time unless the Restricted Period ends during 1995 (for purposes of the second plus clause in said paragraph 9(b)A.).

                 11. This Agreement shall be governed by the laws of the State of Delaware.





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                 IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.


                                          AMERICAN PRECISION INDUSTRIES INC.


                                          By /s/ John M. Murray
                                            ------------------------------------
                                             John M. Murray,
                                             Vice President-Finance and
                                             Treasurer



                                             /s/ Kurt Wiedenhaupt
                                            ------------------------------------
                                             Kurt Wiedenhaupt, individually








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